SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to
      Section 14(a) of the Securities Exchange Act of 1934
                     (Amendment No.       )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Soliciting Material Pursuant to Section 240.14a-11 (c) or
    Section 240.14a-12

                            OMI CORP.
        (Name of Registrant as Specified In Its Charter)

                           OMI CORP.
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11 (c)(1)(ii), 14a-6(i)(1), or
    14a-6(j)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3)
[ ] Fee computed on table below per Exchange Act Rules 14a-56(i)(4)
    and 0-11

    1)   Title of each class of securities to which transaction applies:

    2)   Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4)   Proposed maximum aggregate value of transaction:

Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

    2)   Form. Schedule of Registration Statement No.:

    3)   Filing Party:

    4)   Date Filed:

                                            OMI CORP.
                                            90 Park Avenue
                                            New York, NY  10016

                                            April 22, 1994


Dear Stockholder:

     You are cordially invited to attend the 1994 annual meeting of OMI Corp. stockholders to be held at The New York Helmsley Hotel,
Knickerbocker Suite, Salon D, third floor, 212 East 42nd Street,
New York, New York, on Tuesday, May 24, 1994, at 9:15 in the morning.

     Matters to be considered and acted upon by our stockholders include the election of directors and ratification of the appointment of OMI Corp.'s certified public accountants. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

     The vote of every stockholder is important regardless of the number of shares owned. Accordingly, your prompt cooperation in signing, dating and mailing the enclosed proxy will be appreciated.


                                        Sincerely,



                                        /s/ Jack Goldstein
                                           JACK GOLDSTEIN
                                           President and
                                           Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF OMI CORP.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OMI Corp. will be held in the Knickerbocker Suite, Salon D, third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, on Tuesday, May 24, 1994, at 9:15 a.m. (Eastern Daylight Saving Time), for the following purposes:

    (1) To elect three directors (Class II) for a three-year term, each to hold office until his successor shall be duly elected and qualified;

    (2) To ratify the appointment of Deloitte & Touche as auditors of OMI Corp. and various subsidiaries for the year ending December 31, 1994; and

    (3) To consider and act on such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 5, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

A complete list of the stockholders entitled to vote at the meeting will be located at the offices of OMI Corp., 90 Park
Avenue, New York, New York, at least 10 days prior to the meeting.

                             By Order of the Board of Directors


                             /s/ Anya Starosolska
                                ANYA STAROSOLSKA
                                Secretary

New York, NY
April 22, 1994

                            IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY
NEVERTHELESS BE VOTED.

PROXY STATEMENT

The following statement is submitted to stockholders in connection with the solicitation of proxies for the Annual Meeting of Stockholders of OMI Corp. ("OMI" or the "Company") to be held May 24, 1994. OMI's corporate headquarters is located at 90 Park Avenue, New York, New York 10016, but the Annual Meeting will be held in the Knickerbocker Suite, Salon D, third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York. A proxy for this meeting is enclosed.

The purposes of the meeting are (1) to elect three directors for a three-year term, each to hold office until his successor shall be duly elected and qualified; (2) to ratify the appointment of Deloitte & Touche as auditors of OMI and various subsidiaries for the current year; and (3) to consider and act on such other business as may properly come before the meeting.

The solicitation of the proxy enclosed with this Proxy Statement is made by and on behalf of the Board of Directors of OMI. The cost of this solicitation will be paid by OMI. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, form of proxy and Proxy Statement, which are enclosed. The solicitation will be conducted principally by mail, although directors, officers, and employees of OMI and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals and OMI will reimburse such persons for their expenses in so doing. OMI is also retaining D.F. King & Co., Inc. to solicit proxies and will pay D.F. King & Co., Inc. a fee of $6,500.

The shares represented by all valid proxies in the enclosed form will be voted if received in time for the meeting and voted in accordance with the specifications, if any, made on the proxy. If no specification is made, the proxies will be voted FOR the management slate of directors and FOR the ratification of the appointment of Deloitte & Touche as auditors. A proxy is revocable at any time prior to being voted by giving written notice to the Secretary of OMI or by attending the meeting and voting in person.

VOTING SECURITIES

As of April 5, 1994, the record date for the meeting, OMI had outstanding 30,682,306 shares of common stock, par value $.50 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote per share on all matters to come before the meeting, including the election of directors. The election for each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock cast in the election of directors. Broker non-votes will not be treated as votes cast with respect to any matter presented at the Annual Meeting and abstentions will be treated as negative votes on all matters other than election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a) The following table sets forth, as of March 31, 1994, certain information with respect to (i) each person known to OMI to be the beneficial owner of more than five percent (5%) of OMI's Common Stock, which is the only class of outstanding voting securities, (ii) each director, (iii) each of certain executive officers and (iv) all directors and all executive officers as a group:

Name and Address of                 Amount and Nature of          Percent
Beneficial Owner                    Beneficial Ownership<F1>      of Class

Chemical Bank Trust Company              2,485,152                 8.10%
as trustee for the OMI Corp.
Employee Stock Ownership Plan
450 West 33rd Street
New York, NY  10001

Franklin Resources, Inc.                 2,766,700                 9.02%
777 Mariners Island Blvd.
P.O. Box 777
San Mateo, CA  94403

Lindner Fund, Inc.                       2,092,100                 6.82%
7711 Carondelet Ave, Suite 700
P.O. Box 16900
(Clayton) St Louis, MO  63105

Prudential Insurance Company             2,449,539                 7.98%
of America
751 Broad Street
Newark, NJ  07102

Jack Goldstein                             472,608<F2>             1.54%

Chaim Barash                               182,226                 <F7>

Vincent J. de Sostoa                       117,585<F3>             <F7>

Fredric S. London                          125,251                 <F7>

George W. Vlandis                          140,309                 <F7>

Livio Borghese                              93,500                 <F7>

Constantine G. Caras                         5,000<F4>             <F7>

Steven D. Jellinek                           1,000<F5>             <F7>

Michael Klebanoff                          266,446                 <F7>

Emanuel L. Rouvelas                         18,000<F6>             <F7>

Franklin W.L. Tsao                             100                 <F7>

All directors and executive              1,892,363                 6.17%
officers as a group (20 persons).

[FN]
<F1> Includes all shares with respect to which each person, executive officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. With respect to executive officers, includes shares that may be purchased under currently exercisable stock options granted pursuant to the OMI Incentive
     Stock Option Plan, OMI Non-Qualified Stock Option Plan, the 1990 Equity Incentive Plan and board resolution. Includes restricted stock granted under the 1990 Equity Incentive Plan and board resolution and shares that have been allocated under the OMI Corp. Employee Stock Ownership Plan.

<F2> Includes 11,100 shares owned jointly with Mr. Goldstein's spouse.

<F3> Includes 5,200 shares owned jointly with Mr. de Sostoa's spouse.

<F4> Jointly owned with Mr. Caras' spouse.

<F5> Jointly owned with Mr. Jellinek's spouse.

<F6> Jointly owned with Mr. Rouvelas' spouse.

<F7> Represents holdings of less than one percent.

ELECTION OF DIRECTORS

Pursuant to OMI's Restated Certificate of Incorporation, as amended, and By-Laws, the Board of Directors of OMI is divided into three classes as set forth in the following table. Each Class consists of three directors. The directors in each class hold office for staggered terms of three years. The three Class II directors, Messrs. Constantine G. Caras, Michael Klebanoff and Franklin W. L. Tsao whose present terms expire in 1994, are being proposed for reelection for new three year terms (expiring in 1997) at this Annual Meeting.

All nominees in Class II are willing to serve as directors, but if any nominee becomes unable to serve prior to the Annual Meeting, the persons named as Proxies have discretionary authority to vote for a substitute nominee named by Management, or Management may reduce the number of directors to be determined and elected.

The Board of Directors recommends a vote in favor of the election of the nominees for directors.

The following table sets forth certain information regarding the members of and nominees for the Board of Directors:

                               Class and
                               Year in                                         First
                               Which Term           Principal                  Became a
Name                   Age     Will Expire          Occupation                 Director

                     NOMINEES FOR ELECTION AT THE 1994 ANNUAL MEETING

Constantine G. Caras   55      Class II   Executive Vice President and         11/16/83
                               1994       Chief Administrative Officer
                                          of Ogden Corporation

Michael Klebanoff      73      Class II   Chairman of the Board of             01/29/69<F1>
                               1994       OMI Corp.

Franklin W.L. Tsao     60      Class II   President, Shipcentral, Limited      01/04/89
                               1994       and A.L. Burbank & Company, Ltd.

                               DIRECTORS WHOSE TERMS CONTINUE

Chaim Barash           48      Class III  President,                           01/24/89
                               1995       OMI Bulk Management Co.,
                                          a division of OMI Corp.

Jack Goldstein         55      Class III  President and Chief Executive        06/11/86
                               1995       Officer of OMI Corp.

Steven D. Jellinek     54      Class III  Chairman of the Board,               09/17/91
                               1995       Jellinek, Schwartz & Connolly, Inc.

Livio Borghese         55      Class I    Chairman, Curtis Industries, Inc.    01/24/89
                               1996

Emanuel L. Rouvelas    49      Class I    Partner, Preston Gates Ellis & Rouvelas01/24/89
                               1996       Meeds, Washington, DC

George W. Vlandis      65      Class I    Consultant                           05/15/89
                               1996

<F1> Mr. Klebanoff was a director of OMI during the time that OMI was a wholly-owned subsidiary of Ogden
     Corporation and before the distribution of OMI stock to the Ogden Corporation common stockholders.

ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

During 1993, there were six Board of Directors' meetings of OMI.
Messrs. Caras, Klebanoff and Tsao, incumbent directors being nominated for reelection, attended at least five of the 1993 meetings of the Board. All other directors attended at least 75% of the meetings of the Board.

The Audit Committee, comprising Messrs. Caras and Jellinek, recommends to the Board the auditors to be appointed by the Company, reviews the results of each year's audit, evaluates any recommendations the auditors may propose with respect to the Company's internal controls and procedures and oversees the responses made to any such recommendations. The Compensation Committee, comprising Messrs. Borghese, Tsao and Rouvelas, reviews and determines the compensation of the Company's executives. In 1993, the Audit Committee met twice for the purpose of reviewing audit procedures and inquiring into financial, legal and other matters, and the Compensation Committee met once for the purpose of reviewing overall compensation and employee benefit practices and programs. The Company does not have a nominating or similar committee.

Mr. Caras was a Vice President of Ogden Corporation until June
1986, at which time he was appointed Executive Vice President and Chief Administrative Officer of Ogden Allied Services Corporation. In July 1990, Mr. Caras was appointed Executive Vice President of Ogden Corporation. Mr. Klebanoff, who was President of the Company from 1969 to 1983, has been the Chairman of the Board of OMI since 1983. Since 1973, Mr. Tsao has served as President of Shipcentral, Limited, a shipbrokering and real estate investment firm, and since 1978 as President of A.L. Burbank & Company, Ltd., shipbrokers.

Mr. Barash was appointed Vice President, Operations of OMI in
January 1986, Senior Vice President, Operations, in January 1987 and President, OMI Bulk Management Co., in December 1991. Mr. Goldstein was appointed President and Chief Executive Officer of OMI in April 1986. Prior thereto, Mr. Goldstein was Vice President of Overseas
Shipholding Group, Inc.   Since 1984, Mr. Jellinek has been Chairman
of Jellinek, Schwartz & Connolly, Inc., a Washington, D.C. firm specializing in legislative and regulatory policy, strategic analysis and research management in the areas of environment, energy and health. Mr. Borghese is presently Chairman of Curtis Industries, Inc. From October 1988 to December 1989, Mr. Borghese served as Chairman, International Investment Banking of Prudential-Bache Capital Funding and from 1990 to 1992 Mr. Borghese was Chairman of Borghese Triguboff Investment Corporation. For more than five years prior thereto, Mr. Borghese was a Senior Managing Director and member of the Executive Committee of Bear Stearns & Co., Inc. Mr. Rouvelas has been a Partner in the law firm of Preston Gates Ellis & Rouvelas Meeds since 1974. Mr. Vlandis was appointed Assistant Vice President of OMI in 1984 and Vice President, Chartering in 1985. In 1986, Mr. Vlandis was appointed Senior Vice President/Chartering and in 1992 was also appointed Senior Vice President/Chartering of OMI Bulk Management Co., a division of OMI, positions he maintained until his retirement in February 1994. Mr. Vlandis currently provides consulting services to OMI pursuant to an agreement with the Company.

Mr. Barash is a director of OMI Petrolink Corp. Mr. Borghese is a director of United Kingdom Fund, Inc., Curtis Industries, Inc., Noel Group, Inc. and Revco D. S., Inc. Mr. Caras is a director of International Terminal Operating Co., Inc. and Ogden Corporation. Mr. Goldstein is a director of IMC (Holdings) Ltd., a joint venture partner of the Company, and OMI Petrolink Corp. Mr. Jellinek is a director of Lineguard, Inc. Mr. Tsao is a director of Mosaic Alliance Corporation and Geraldton Navigation Company Incorporated, affiliates of the Company.

COMPENSATION OF DIRECTORS

Directors who are also officers or employees of the Company do not receive any fees or remuneration for services as members of the Board of Directors or of any Committee thereof. Each outside director in 1993 was compensated $20,000 annually and $750 per board and committee meeting.

George Vlandis has served as a consultant to the Company since his retirement in February 1994. The term of his agreement with the Company will expire on February 28, 1996.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows the compensation for the past three years of each of the Company's five most highly compensated executive officers including the Chief Executive Officer (the "named executive officers").

                                         SUMMARY COMPENSATION TABLE
                                                                                  LONG TERM COMPENSATION

                                        ANNUAL COMPENSATION                               AWARDS

NAME AND                                                  OTHER                RESTRICTED
PRINCIPAL                                                 ANNUAL                 STOCK            OPTIONS/         ALL OTHER
POSITION             YEAR     SALARY($)    BONUS($)    COMPENSATION($)<F1>    AWARDS($)<F2>     SARs(#)<F3>    COMPENSATION($)<F4>

Jack Goldstein       1993     333,144       40,000            0                      0                0               30,000
                     1992     327,600            0            0                      0                0               30,000
                     1991     315,000      189,000        9,600                      0                0               30,864

Chaim Barash         1993     229,418       32,000            0                      0            7,000               30,522
                     1992     225,600            0            0                      0                0               30,522
                     1991     180,000       81,000        9,600                101,700                0               30,522

George Vlandis       1993     195,859       15,000            0                      0            7,000               32,106
                     1992     192,600            0            0                      0                0               32,106
                     1991     162,000       63,600        9,600                      0                0               32,106

Vincent de Sostoa    1993     191,283       25,000            0                      0            7,000               30,522
                     1992     188,100            0            0                      0                0               30,522
                     1991     156,000       61,800        9,600                      0                0               30,522

Fredric London       1993     187,724       25,000            0                      0            7,000               30,522
                     1992     184,600            0            0                      0                0               30,522
                     1991     150,000       56,250        9,600                      0                0               30,306

<F1> Reflects auto use allowance which has been included as salary in 1992.

<F2> The number and value of aggregate restricted stock holdings of each of the named executive officers on December 31, 1993 was
     200,000 and $1,375,000 (Mr. Goldstein); 30,000 and $206,250 (Mr. Barash); 15,000 and $103,125 (Mr. Vlandis); and 12,000 and
     $82,500 (Messrs. de Sostoa and London).  The value of the restricted stock is determined by multiplying the total shares awarded by the closing price on the New York Stock Exchange on December 31, 1993 ($6.875).  To the extent dividends are declared on OMI Common Stock, dividends will be paid to these restricted stock holdings.

<F3> Granted under the Company's 1990 Equity Incentive Plan.

<F4> The amount for 1993 includes purchase value of shares allocated to accounts of named executive officers under the Company's
     Employee Stock Ownership Plan at a value of $21,626 (Jack Goldstein); $24,055 (Chaim Barash); $25,418 (George Vlandis); $25,111
     (Vincent de Sostoa); and $25,183 (Fredric London), and amounts deferred or contributed under the OMI Corp. Savings Plan at a value of $8,374 (Jack Goldstein); $5,945 (Chaim Barash); $4,582 (George Vlandis); $4,889 (Vincent de Sostoa); and $4,817
     (Fredric London) to a combined value of $30,000 for each of the named executive officers.  Amounts shown in excess of
     $30,000 reflect the cost of group-term life insurance coverage over $50,000.

EMPLOYMENT CONTRACTS

The Company has employment agreements with each of the named executive officers which provide for an annual base salary and a performance incentive bonus. Each of these agreements also provide that if the employee (i) is terminated without cause, (ii) voluntarily terminates his employment within 90 days of a relocation or reduction in compensation or responsibilities, (iii) dies or (iv) is disabled, such employee will continue to receive base salary (plus a portion of his incentive bonus for the year in which termination occurs) and other benefits until December 31, 1994 or twelve months from the date of termination, whichever is later. In addition, if any such employee is terminated without cause (other than for reasons of disability) within 3 years of a Change of Control (as defined in OMI's Separation Allowance Program), OMI will pay such employee an amount equal to 3 times the sum of his then current base salary and his maximum incentive bonus.

OPTION GRANTS IN 1993.

The following table shows information concerning stock options granted to the named executive officers during calendar year 1993 under the OMI Corp. 1990 Equity Incentive Plan. OMI did not grant any Stock Appreciation Rights in fiscal year 1993.

                                   OPTION GRANTS IN LAST FISCAL YEAR
                                                                                               Grant Date
                                           Individual Grants                                   Value<F2>

                                             % of Total
                                             Options                                           Grant
                              Number of      Granted to          Exercise or                   Date
                              Options        Employees           Base Price      Expiration    Present
Name                          Granted<F1>    in Fiscal Year      (per Share)        Date       Value($)
Jack Goldstein                      0               0%              $   0            -               0

Chaim Barash                    7,000            5.34%              $4.50         1-27-03       18,662

Vincent J. de Sostoa            7,000            5.34%              $4.50         1-27-03       18,662

Fredric S. London               7,000            5.34%              $4.50         1-27-03       18,662

George W. Vlandis               7,000            5.34%              $4.50         1-27-03       18,662

All Optionees                 131,000          100.00%              $4.50         1-27-03      349,246

<F1> Options for the named executive officers were granted on January 27, 1993.  33 1/3% of the options have become exercisable on
     January 27, 1994 and the remaining options will become exercisable at one-third increments on January 27, 1995 and January 27,
     1996.  The exercise price of the options was the fair market value of the Company's Common Stock on the date of grant.
<F2> The alternative grant value was calculated using the Black-Scholes pricing model with an assumed volatility of .33, a risk free rate of 6.46%, zero dividend rate, and a ten year exercise term.

AGGREGATE OPTION EXERCISES IN 1993 AND YEAR-END OPTION VALUES.

The following table shows the exercise of stock options or tandem SARs during fiscal year 1993 by each of the named executive officers and the fiscal year-end value of unexercised options and SARs.

                                       Aggregated Option/SAR Exercises in Last Fiscal Year
                                              and Fiscal Year End Option/SAR Values

                                                                 Number of Unexercised         Value of Unexercised
                                                                 Options/SARs at Fiscal        In-the-Money Options/SAR's
                              Shares/SARs         Value          Year End (#)<F1>              at Fiscal Year End($)<F2>
                              Acquired            Realized($)
Name                          on Exercise(#)                     Exercisable/Unexercisable     Exercisable/Unexercisable

Jack Goldstein                            0          0            142,333            0           255,353           0

Chaim Barash                              0          0             88,532        9,200           148,280      16,625

George W. Vlandis                         0          0             67,649        9,200           107,024      16,625

Vincent J. de Sostoa                      0          0             60,500       11,500            70,000      16,625

Fredric S. London                         0          0             60,500       11,500            70,000      16,625

<F1> Under the Company's stock option plans, options vest over a period of three to five years, are granted at an exercise price of 100% of fair market value and are exercisable over a period of not more than ten years from the date of grant.

<F2> Based on the closing price on the New York Stock Exchange on December 31, 1993 ($6.875).

REPORT ON SENIOR EXECUTIVE COMPENSATION BY THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

OMI's senior executive compensation program is designed to ensure that OMI can attract and retain executives who will contribute to OMI's success by their ability, ingenuity and industry, and to enable these executives to participate in the long-term success and growth of OMI by giving them a proprietary interest in OMI. OMI's senior executive compensation program recognizes and encourages individual skills, commitment to corporate goals, and contributions to Company and shareholder interests.

COMPENSATION PHILOSOPHY

OMI's senior executive program, which governs compensation paid to the named executive officers (OMI's Chief Executive Officer and next four highest paid executive officers whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1993) as well as other senior executives, is designed to:

     * encourage senior executives to identify with the goals and objectives of the Company and to reward the achievement of those goals and objectives;

     * acknowledge individual contributions of executives in achieving corporate goals;

     * encourage executives to be creative and aggressive, within the bounds of sound reason, in working toward Company and shareholder objectives;

     * sufficiently relate compensation to performance to encourage highly focused attention to corporate goals, while at the same time incorporating recognition of the cyclical nature of the shipping industry;

     * provide an appropriate mix of short and long-term compensation to reward both current performance and future commitment to OMI; and

     * establish a working environment that encourages talent, rewards good judgment, and maintains a quality working environment.

In the highly cyclical bulk shipping market, the knowledge and judgment of a company's senior executives are particularly critical to the success of the enterprise. A lost opportunity may not be presented again for many years. Therefore, the OMI's senior executive compensation program takes into account not only the normal financial considerations, but also, through discussions with the Company's senior executives and through presentations at Board of Directors' meetings, an assessment of how well the executive has judged the problems and opportunities presented to OMI in the course of market changes.

OMI's senior executive compensation program, which is based on an assessment undertaken by an independent compensation consultant, includes base salary, bonus, stock options and grants of restricted stock. Total compensation considerations include factors such as earnings per share, strategic decisions that will position the Company for future long-term success, continued efforts to improve the efficiency, quality and safety of shipping operations and efforts to develop and improve the business of the Company. No specific weights are assigned to any factors. The Compensation Committee makes a subjective judgment based on consideration of all factors.

ANNUAL COMPENSATION

Base salaries of OMI's Chief Executive Officer and other named executive officers are listed in the Executive Compensation Table on page 6. Base salaries are reviewed annually. Upward adjustments to base salaries are determined by an assessment of the base salaries included in employment contracts for the Chief Executive Officer and the named executive officers, recent issues and difficulties addressed by the Chief Executive Officer and the named executive officers, efforts expended to carry out job responsibilities, general pay practices of similar companies with similar job categories and internal equity considerations. Base salaries increased in 1991 and 1992 in part as a result of an independent compensation consultant's conclusion in 1989 that OMI's salary structure was below or significantly below the competitive market. OMI tries to maintain a competitive salary structure in comparison to the median salaries paid in the shipping industry in order to attract and retain the highly qualified individuals necessary to ensure OMI prospers and rewards shareholder confidence. While now being within this competitive range, OMI's salary for its Chief Executive Officer is still at the low end of this range and considered moderate for the shipping industry. For comparison purposes, the Compensation Committee considered the salaries paid to reasonably comparable transportation companies included in the Dow Jones Transportation Index and the Dow Jones Marine Transportation Index.

OMI's Chief Executive Officer and named executive officers are also qualified for annual bonuses. Bonuses, along with increases in base salaries, provide the short-term incentive portion of executive compensation at OMI. Bonuses are based on Company and individual performances, ensuring a major portion of compensation for these executives is performance-based and correlated to Company results. Achieving or exceeding Company goals and expectations is the basis for the annual determination of bonuses to be paid. Factors considered in determining bonuses include, but are not limited to, improvements in financial condition and performance, identification of short-term and long-term opportunities, effective positioning of the Company to take advantage of those opportunities, commitment to quality and safety in vessel operations and the exercise of capable and sound judgment in difficult and cyclical markets. In 1991, bonuses were a significant portion of the compensation of OMI's Chief Executive Officer and named executive officers. In 1992, no bonuses were paid, reflecting, in large part, the cyclical nature of the shipping market and its resulting impact on OMI. In 1993, bonuses were a modest portion of the compensation of OMI's Chief Executive Officer and named executive officers. In 1993, OMI reported a net loss of $.29 per share, compared to a net loss of $.36 per share in 1992. 1993 was a difficult year for bulk shipping companies, including OMI. Despite weak financial results, however, OMI's Chief Executive Officer and named executive officers were able to market successfully $170 million of 10-year unsecured notes at an interest rate of 10.25%. With the proceeds of this sale, OMI restructured its outstanding debt and undertook new capital investment in foreign-flag assets. As a result of these actions, OMI is in the best financial position it has been in its history as a public company. The Compensation Committee carefully considered this factor in its decision to grant modest bonuses in 1993.

The Chief Executive Officer's base salary increased in 1993 by only 1.6%. Total cash compensation paid to the Chief Executive Officer in 1993, including a $40,000 bonus, was $373,144, as compared to $327,600 in 1992 (when no bonuses were paid).

LONG-TERM COMPENSATION AWARDS

OMI's compensation program also includes long-term compensation awards for OMI's Chief Executive Officer and named executive officers. Long-term compensation awards granted from 1991 through 1993 are listed on page 6. Stock options can be granted to the Chief Executive Officer and named executive officers as part of OMI's effort to encourage and reward effective leadership and significant contributions to OMI's long-term growth and development. The long-term incentive portion of the senior executive compensation plan also creates further identity of interest between senior executives and shareholders. Stock options are considered annually for the Chief Executive Officer and named executive officers, based on financial, operational and personal performance considerations, including, with respect to both individual awards and the total number awarded, the Company's cash position. No stock options were granted to the Chief Executive Officer in 1993. Stock options vest over a three-year period (and in some instances, a five-year period) beginning one year after the date of the grant. These options encourage long-term commitment to OMI by its Chief Executive Officer and named executive officers. Pursuant to OMI's 1990 Equity Incentive Plan, the option price per share purchasable under a stock option is not permitted to be less than fair market value of the stock on the date of the grant of the option. Only an increase in the value of the stock will result in additional compensation, linking this portion of the compensation of OMI's Chief Executive Officer and named executive officers directly to the long-term success of the Company and the long-term interests of the shareholders. Named executive officers each received options for 7,000 shares of stock. Given the Company's decision to limit substantially base salary increases and bonuses in 1992, the Compensation Committee determined a grant of an option of 7,000 shares for each of the named executive officers in 1993 was reasonable recognition of the contributions of the named executive officers towards efforts to improve the Company's financial condition. As another factor in its decision, the Compensation Committee considered the options and shares currently held by the named executive officers.

The long-term incentive portion of OMI's senior executive compensation plan also includes annual consideration of the grant of restricted stock to senior executives. The grant of restricted stock provides an additional long-term incentive for the Chief Executive Officer and named executive officers who provide outstanding leadership for the Company. Restricted stock grants can be given in combination with other stock options or alone and are based on individual and Company performance. OMI's grants of restricted stock vest over a period of three years (except for restricted stock granted to the Chief Executive Officer which vests over a ten-year period), providing an incentive for the Chief Executive Officer and named executive officers to make a long-term personal investment in the growth and development of OMI. No grants of restricted stock were given to the Chief Executive Officer and named executive officers in 1993.

POLICY WITH RESPECT TO SECTION 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction that a company can take with respect to the compensation of certain of its executive officers to the extent that such compensation exceeds $1 million in a taxable year, unless the compensation qualifies for any of several exemptions provided in the statute, including an exemption for "performance based" compensation. The Company does not expect that the total deductible compensation for any of the Company's executive officers will exceed the amount of $1 million in any year in the immediate future. Therefor, no action with respect to this limit has been taken by the Company at this time.

COMPENSATION COMMITTEE

The OMI Board of Directors' Compensation Committee, which is responsible for the administration of OMI's senior executive compensation program, is composed entirely of independent outside directors. The Compensation Committee reviews all aspects of senior executive compensation and recommends to the Board of Directors annual and long-term components of Chief Executive Officer and named executive officer compensation.

                                   COMPENSATION COMMITTEE

                                   Emanuel L. Rouvelas, Chairman
                                   Livio Borghese
                                   Franklin W. L. Tsao

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Messrs. Borghese, Rouvelas and Tsao, all of whom are directors of the Company and none of whom are or were officers of the Company or any of its subsidiaries. Mr. Rouvelas is a partner in the law firm of Preston Gates Ellis & Rouvelas Meeds which is a partner in Preston Thorgrimson Shidler Gates & Ellis which rendered legal services to the Company during 1993 and is expected to continue to do so. The Company and companies controlled by members of Mr. Tsao's family formed Mosaic Alliance Corporation and Geraldton Navigation Company Incorporated which are each 49.9% owned by the Company and which are the owners and operators of liquid and dry bulk vessels. Mr. Tsao is Chairman of the Board of Mosaic and a director of Geraldton Navigation. The Company also owns 25% of Gainwell Investments Limited, an investment company which is 75% owned by companies controlled by members of Mr. Tsao's family. Mr. Tsao is also President of A.L. Burbank & Co., Ltd. and Shipcentral, Limited, international shipbrokers which he controls and which on occasion represent the Company.

COMPARATIVE PERFORMANCE TABLE

Set forth below is a table comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index for the five-year period ending December 31, 1993. The performance of OMI, the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index were computed from the period 1988 to 1993. If an investor had invested $100 in 1988 in OMI, the Dow Jones Equity Market and the Dow Jones Marine Transportation, the results of the investments would be as illustrated in the following table.

                                              1988   1989   1990   1991   1992   1993

OMI Corp.                                     100    134     77    109     61     99
Dow Jones Equity Market Index                 100    131    126    167    181    199
Dow Jones Marine Transportation Index         100    127     82    115    101    129

The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1988, and that all dividends were reinvested.

EMPLOYEE BENEFIT PLANS

OMI established the OMI Corp. Savings Plan (the "Savings Plan") effective July 1, 1993. The Savings Plan covers all employees of the Company, other than leased employees, non-resident aliens or those employees covered by a negotiated collective bargaining agreement. The Savings Plan is subject to IRS approval as a qualified and tax exempt plan and trust so that contributions may be deducted by the Company for federal income tax purposes. This Savings Plan operates pursuant to Section 401(k) of the Internal Revenue Code under which eligible employees are permitted to make before tax salary deferrals to individual participant accounts. The Savings Plan currently allows participants to defer receipt of up to 2% of compensation (including bonus and excluding non-cash compensation or contributions to other benefit plans maintained by the Company, if any) with the Company matching 100% of employee elective deferrals. Although discretionary Company profit sharing contributions are allowed under the Savings Plan there were no such contributions made during the year. Participant accounts, other than elective deferrals and earnings on deferred amounts, vest at a graduated rate of 20% per year of service to the Company. Matching contributions of $4,187, $2,972, $2,445, $2,408 and $2,291 were made for Messrs. Goldstein, Barash, de Sostoa, London and Vlandis during
1993.

TERMINATED PLANS

OMI's original Pension Plan was terminated as of November 23, 1987. All participants became 100% vested in their benefits, and annuity contracts were purchased at that time. The annual straight life value of these annuities are: $8,035, $8,951 and $20,058, respectively, for Messrs. Goldstein, Barash and Vlandis.

OMI's 88 Pension Plan was terminated as of June 30, 1993. All participants became 100% vested in their benefits and were given the option to receive a lump sum distribution from the Plan or to have benefits provided in the form of an annuity. The lump sum value of these benefit amounts are: $105,506, $64,287, $49,916, $49,535 and
$126,437, respectively, for Messrs. Goldstein, Barash, de Sostoa,

London and Vlandis under the foregoing Plan.

APPROVAL OF AUDITORS

The Board of Directors has appointed Deloitte & Touche as auditors of OMI and various subsidiaries for the year 1994. A representative of Deloitte & Touche, who were also the auditors of OMI for 1993, is expected to be present at the meeting with the opportunity to make a statement if she or he desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote in favor of ratification of the appointment of Deloitte & Touche as auditors for 1994.

OTHER MATTERS

OMI has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to matters which are not determined or known at the date hereof.

Copies of OMI's Annual Report on Form 10-K, excluding exhibits, are available to any stockholder, at no charge, by writing to:
Corporate Relations Department, OMI Corp., 90 Park Avenue, New York, New York 10016-1302.

SHAREHOLDER PROPOSALS

Any proposals of stockholders to be presented at OMI's next Annual Meeting must be received at OMI's principal executive offices, 90 Park Avenue, New York, New York 10016-1302, Attention: Secretary, not later than December 22, 1994, for inclusion in OMI's proxy statement and form of proxy relating to that Annual Meeting.

The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1993 has been mailed to Stockholders.

                              By Order of the Board of Directors


                              /s/ Anya Starosolska
                                 ANYA STAROSOLSKA
                                 Secretary



New York, NY
April 22, 1994